EXHIBIT 99.1

ROCKPORT HEALTHCARE GROUP REPORTS FIRST FISCAL QUARTER RESULTS

HOUSTON, TX -- AUGUST 21, 2003 -- Rockport Healthcare Group, Inc., (OTC BB:RPHL), a management company dedicated to developing, operating and managing a network consisting of healthcare providers and medical suppliers that serve employees with work-related injuries and illnesses today announced results for the first fiscal quarter ended June 30, 2003.

When compared to the quarter ended June 30, 2002, the current quarter revenue increased by $4,701 to $895,617. Gross profit decreased by $64,725 to $610,355 and Rockport reported a net loss of $29,665. When compared to the previous quarter ended March 31, 2003, revenue decreased by $44,388, gross profit decreased by $49,512 and Rockport's net loss of $29,665 compared unfavorably to its net income of $21,185 for the December 31, 2002 quarter.

"As we continue to expand our business outside the state of Texas, our gross profit percent will decline as we incur additional charges for accessing our network partners," stated Harry M. Neer, President and CEO of Rockport. "We are somewhat disappointed in our results for the first fiscal quarter which included approximately $35,000 of one time expenses. However, based on our preliminary April numbers and new clients which we are currently implementing, we believe Rockport will be profitable in each remaining quarter of this fiscal year."

Rockport recently announced the removal of the going concern qualification by its independent auditors from its fiscal 2003 audited financial statements and the acquisition of certified networks in Florida and Kentucky.

ABOUT  ROCKPORT  HEALTHCARE  GROUP

Based in Houston, Texas, Rockport offers access to one of the most comprehensive healthcare networks at a local, state or national level for its clients/customers while ensuring significant, quantifiable savings that reduce its clients'/customers' overall workers' compensation medical costs. Rockport offers one product - access to a healthcare network for treatment of work-related injuries and illnesses. Rockport earns its fees by receiving a percentage of the medical cost savings realized by its clients/customers when an injured employee is referred by them and treated by a Rockport network healthcare provider. Through Rockport's relentless dedication to provide one product (ROCKPORT UNITED NETWORK SM) with the best client and provider service available, Rockport will lead to make a difference in workers' compensation.

                          Summary of Operating Results
                          ----------------------------

                                             Three Months Ended
                                        -----------------------------
                                         6/30/03   6/30/02   3/31/03
                                        -----------------------------
Revenue                                 $895,617   $890,916  $940,005
Cost of sales                            285,262    215,836   280,138
                                        -----------------------------
    Gross profit                         610,355    675,080   659,867
Operating expenses                       610,202    562,518   607,271
                                        -----------------------------
Operating income                             153    112,562    52,596
Interest expense, net                     29,818     26,382    31,411
                                        -----------------------------
Net income (loss)                       $(29,665)  $ 86,180  $ 21,185
                                        =============================
Net income (loss) per share
    basic and diluted                   $   0.00   $   0.01  $   0.00
                                        =============================

Rockport has designed a web site to be useful and informative for its clients/customers, for contracted healthcare providers and for those healthcare providers desiring to participate in Rockport's provider network, and current and potential investors.

For  more  information  visit  Rockport's web site at WWW.ROCKPORTHEALTHCARE.COM
                                                      --------------------------
where you can view its Annual Report on Form 10-KSB filed with the SEC on June 30, 2003 or contact:

Carl A. Chase, Investor Relations
Rockport Healthcare Group, Inc.
(713) 621-9424
E-mail:  INVESTOR@RHGNET.COM
         -------------------

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